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                                                                   EXHIBIT 10.T


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of the 13th day of November, 1997, by and between UNIMED PHARMACEUTICALS, INC., a Delaware corporation (the "Company") and DR. RONALD L. GOODE ("Executive").

                                  WITNESSETH:

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment. In accepting such employment, Executive represents to the Company that he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party.

2. Term of Employment. The term of Executive's employment by the Company hereunder shall commence on November 13, 1997 (the "Effective Date") and shall continue until terminated in accordance with the provisions of this Agreement (the "Term").

3. Duties. Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the President and Chief Executive Officer ("CEO") of the Company. In such capacities, Executive shall devote his full time to the performance of his duties as President and CEO of the Company which shall include the responsibilities and authority generally afforded to chief executive officers of comparable public corporations, but subject, in all cases, to the provisions of the Company's By-laws, this Agreement and the directions of the Company's Board of Directors (the "Board"). In addition, the Company shall promptly appoint Executive to the Board and thereafter nominate Executive as a nominee for election to the Board and solicit proxies for his election for so long as this Agreement is in effect. Without limiting the generality of the foregoing, throughout the Term Executive shall faithfully perform his duties as President and CEO and at all times use his diligent efforts to promote the best interests of the Company, it being acknowledged by the Company, however, that Executive shall not be precluded from engaging in charitable and community affairs (including, but not limited to, service on the boards of such organizations), from managing his personal investments or from serving as a member of the board of directors of Thunderbird - The American Graduate School of International Management


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     ("Thunderbird"), The Mercy Ships Foundation ("Mercy") or of a for profit subsidiary of Highland Park Hospital ("Highland Park"); provided, however, that such activities do not interfere in any material respect with Executive's performance of his obligations to the Company hereunder.

4.   Compensation.

     (a) Salary. For any and all services performed by Executive under this Agreement during the Term, the Company shall pay to Executive an annual salary of Two Hundred Fifty Thousand ($250,000) per year (the "Salary"). The Salary shall be paid in equal installments no less frequently than monthly and in accordance with Company practice, prorated, however, for any period of less than a full month. The Salary will be reviewed annually by the Board and a determination shall be made by the Board as to the appropriateness of an increase, if any, thereto.

     (b) Bonus. In addition to the Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (the "Bonus") of up to 50% of his Salary. The Bonus, if any, shall be determined based on the achievement by the Company of certain specific strategic plans and goals (the "Strategic Goals") during the preceding calendar year (the "Measurement Period") as shall be determined by the Board following its consideration of recommendations from the Executive. The Strategic Goals for each Measurement Period shall be established as promptly as possible in each such Measurement Period, with the expectation that the Strategic Goals be in place each year prior to distribution of the Company's annual proxy materials. Following each Measurement Period, the Compensation Committee of the Board shall review the Strategic Goals for the prior Measurement Period in light of the Company's actual performance during such Measurement Period. Achievement of various levels of the Strategic Goals shall result in the following payments as a percentage of Salary:



                Level of Achievement       Bonus as Percent of Salary
                --------------------       --------------------------
                None to Threshold                0%
                Threshold                       20%
                Budget                     40%
                Target                          50%


                Payment of each year's Bonus, if any, shall be made promptly after the amount of such Bonus is ascertainable and in no event later than March 31 in the year following the year with respect to which the Bonus shall be owed. In addition, and at its sole discretion, the Board may award additional compensation to Executive based on Executive's contributions to the Company.

5. Benefits and Other Rights. In consideration for Executive's performance under this


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     Agreement, and in addition to the payments provided in Section 4, the
     Company shall provide to Executive the following benefits:
     (a) The Company will reimburse Executive for, or provide cash advances for, all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder; provided, Executive adheres to any and all reasonable policies established by the Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

     (b) The Company will provide Executive with a monthly car allowance in the amount of one thousand dollars ($1,000.00) net of tax cost to the Executive.

     (c) During the Term, Executive shall be entitled to participate in any employee benefit plans (including, but not limited to, any life insurance, disability, medical, dental, hospitalization, savings, retirement, and other benefit plans of the Company) then in effect for executive officers of the Company and to receive any other fringe benefits that the Company then provides to executive officers of the Company to the extent Executive meets the eligibility requirements for any such plan or benefit.

     (d) (i) Executive shall be provided $1,200,000 term life insurance protection with the death benefit payable to Executive's estate (or as Executive otherwise directs) and (ii) Executive shall be permitted to participate in the Company's existing 401(k) plan, with the Company making matching contributions in accordance with said plan.

     (e) During the Term the Executive shall be entitled to four (4) weeks paid vacation, it being understood and agreed that unused vacation shall not be carried over from one year to the next.

     (f) The Company will pay Executive's dues at Exmoor Country Club and the other expenses payable to maintain Executive's membership and use privileges at the club such as the annual fees payable as a condition to use of the golf, tennis and other facilities for which an annual fee is payable, the annual employee fund and other analogous charges up to a maximum of $10,000 per year at current rates, but subject to adjustment during the Term as such dues and fees may be increased.

     (g) At the direction of the Executive, the Company shall make a charitable donation of Ten Thousand Dollars ($10,000) to either Thunderbird or Mercy each year during the Term, beginning with a contribution in 1997.

     (h) The Company will purchase such equipment as Executive reasonably deems necessary to enable him to perform work for the Company from his home or while


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          traveling, including an office computer and fax machine, a portable computer and a cellular phone. These items will remain the property of the Company, but Executive will have exclusive use of these items during his employment term. From time to time, the equipment will be upgraded as Executive reasonably requests to keep pace with technological developments and his needs.

     (i) The Company will reimburse the Executive for the reasonable costs of travel, lodging and other incidental costs associated with Executive's participation as a board member of Thunderbird and Mercy, to the extent that such costs are not reimbursed by such entities.

     (j) The Company will indemnify Executive against claims arising out of Executive's service with the Company to the fullest extent permitted by law and the Company's Certificate of Incorporation and will include Executive under the coverage provided by the Company's existing D&O insurance policy during the term of his employment hereunder and, if permitted to do so by its D&O carrier at no more than nominal cost to the Company, for a period of five years after termination of employment.

     (k) During the Term, the Company shall provide Executive with such other employment benefits as may from time to time be made generally available to employees of the Company; provided, however, that the Company shall not be required to establish and maintain any specific benefits or benefit plans.

6.   Options.   (a) As of November 13, 1997, the Compensation and Stock Option
     Committee of the Board of Directors (the "Committee") shall grant to Executive stock options pursuant to the terms and conditions of the Company's 1991 Stock Option Plan (the "Option Plan"), as amended, to purchase 400,000 shares of the Company's common stock (the "Options"), at an exercise price per share of $7.50 which is the fair market value of the Company's common stock on the date of grant. The options granted to the Executive will expire ten years from the date of grant. Of the Options granted to Executive, 66,665 Options shall be incentive stock options ("ISOs") which will vest at the rate of 13,333/year (based on the exercise price of $7.50) on November 13 of each of the five years 1997-2001. The remaining Options shall be granted under the Option Plan as non-qualified stock options ("NQOs"). There will be immediate vesting of 36,667 NQO Options (which represents the difference between 50,000 shares and the number of shares vested in 1997 under the ISO described above). The remaining NQOs (the "Monthly NQOs") will vest at a uniform rate of 6,180 NQO options on the 13th day of each of the 47 consecutive months beginning with December 1997 with a final vesting of 6,208 NQO options on the 13th day of the 48th month. 2,083 of the Monthly NQOs in each of the first 47 months and 2,099 of the Monthy NQOs in the 48th month (for a total of 100,000 NQO options) shall not be exercisable until the attainment of certain "milestone achievements" which are to be mutually agreed to by the Board and the Executive within


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     90 days of the date of the Employment Agreement.  The milestone options shall become purchasable in chronological order as the milestones are achieved so that, for example, if and when milestones are achieved which render one-half of the milestone option shares purchasable, then the milestone requirement would not then thereafter restrict purchases through the 24th of the 48 monthly vesting installments. The Company agrees to allow the Executive to exercise Options on a cash-less basis (to the extent permitted by the Option Plan) or, if not permitted by the Option Plan, to use its best efforts to amend the Option Plan to allow such exercise in accordance with current law, including, but not limited to, applicable regulations of the Securities and Exchange Commission.

          (b) Upon exercise of any Options, Executive may request that the Company provide Executive with a loan (the "Loan" or if multiple loans are requested the "Loans") in an amount sufficient to purchase the shares subject to such exercised Options, up to a maximum for all Loans of an amount sufficient to exercise Options for 100,000 shares of the Company's stock, each such Loan to be evidenced by a promissory note (the "Note" and collectively the "Notes") which shall provide for an interest rate equal to the Applicable Federal Rate of interest authorized by Section 1274(d) of the Internal Revenue Code, as amended, be secured by the Company shares so acquired, require payment of interest annually on each November 13, provide for payment of principal as a lump sum on the earlier to occur of four (4) years from the date of the Note or one (1) year from the date of termination of employment and contain such other terms as the Company and Executive shall reasonably agree.

          (c) The Option Plan is currently registered under the Securities Act of 1933 and the Company hereby commits to maintain such registration in effect until Executive's Options are fully exercised.

7.   Termination of the Agreement.

     (a) The Company shall have the right to terminate the Agreement, effective upon delivery of written notice of termination to Executive under the following circumstances:

          (i) Executive shall die or shall be deemed to be Permanently Disabled (as defined in Section 9 below);

          (ii) Without Cause (as hereinafter defined), effective immediately upon delivery of written notice to Executive by the Company; or

          (iii) With Cause, it being agreed that Executive's employment shall not be deemed to have been terminated for Cause unless the primary reason for Executive's termination shall be that:



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                (1)  Executive has been convicted of (or plead guilty or nolo contendere to) a felony; or



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                (2)  Executive has engaged in embezzlement.

          The Executive may not be terminated for Cause unless there shall be been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board of Directors of the Company, at a meeting of that Board held after reasonable notice to the Executive of the purpose for the meeting and an opportunity for the Executive to be heard at such meeting), finding that in the good faith opinion of the Board the Executive shall have engaged in conduct described in clause (1), (2) or (3) above and specifying the particulars thereof. Such a finding by the Board of Directors of the Company shall be a prerequisite to a termination for Cause, but such a finding shall not preclude the Executive from seeking a determination by means of an arbitration proceeding pursuant to
          Section 13 of this Contract that Cause did not exist for such termination. Any termination of the Executive's employment by the Company which shall not be for Cause as defined in this Section shall be deemed to be "not for Cause."

     (b) This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company.

     (c) Upon termination pursuant to Section 7(a)(i) or 7(a)(ii) the Company shall (i) reimburse Executive, or his estate, when and as otherwise due in accordance with Section 5, for his expenses accrued through the date of termination, plus (ii) compensate Executive, or his estate, through the end of the month in which the termination occurs for the regular monthly portion of his Salary, plus (iii) pay to Executive the "applicable incentive percentage" (as herein defined) of Executive's Salary paid in the year of termination through the end of the month in which termination occurs, plus (iv) pay an amount per day for any accrued but unused vacation time compensated at the rate of Salary for the current year plus Bonus paid for the prior Measurement Period, plus (v) pay an amount equal to any Bonus for the prior year which has been earned and awarded but not yet paid. As used herein, "applicable incentive percentage" will be the percentage of incentive compensation Executive earned for the preceding Measurement Period (expressed as a percentage of Executive's salary in that year), provided that if Executive's employment is terminated in 1998, the applicable percentage will be 0%. For example, if a termination of employment were to occur after 1998 on a June 15, at a time when Executive's salary was $250,000, his Bonus for the prior Measurement Period (which has been paid) had been 40% ($100,000) and he had two weeks unused


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          vacation time and no reimbursable expenses, the Company would be obligated to make the following payments: $20,833.33 of Salary (assuming that no portion of his monthly salary had been paid in June), plus, $50,000 (representing the applicable incentive percentage of $250,000 x 40% x .5 = $50,000), plus $13,461.54 for unused vacation ($250,000 + $100,000 divided by 52 x 2 = $13,461.54), for a total of $84,294.87. In addition to the foregoing payments, after a termination under Section 7(a)(i) or 7(a)(ii), the Company will pay Executive or Executive's estate, an amount equal to Executive's annual Salary as in effect at the time of termination, payable in 12 equal monthly payments. Finally, upon a termination under Section 7(a)(i) or 7(a)(ii) medical, dental and disability benefits will be extended, on the same terms as if Executive had continued to be an employee of the Company, for a period of twenty-four (24) months.

     (d) Upon termination in accordance with Section 7(a)(iii) or 7(b), the Company shall (i) pay the Executive all Salary accrued but unpaid as of the date of such termination, (ii) reimburse the Executive, when and as otherwise due in accordance with Section 5, his expenses accrued through the date of termination, and (iii) pay any Bonus earned but not yet paid for any year prior to the year in which the termination occurs.

     (e) Any dollar amounts which are to be paid at the time of termination under this Section (other than any Salary continuation under Section 7(c)) shall be paid promptly upon termination of employment, but in no event more than thirty (30) days after the date of termination. Any salary continuation payments shall be made in accordance with the normal payroll policies of the Company. All payments made pursuant to this Section 7 shall be subject to all appropriate withholding taxes.

     (f) The Company's Board will, with input from Executive, develop an appropriate "golden parachute" compensation package in which Executive and other key executives would participate in the event of a take over or other change in control. The plan will include features included in such plans at public companies in the same industry as and of similar size as the Company.

8. Effect of Expiration or Termination of the Agreement. Promptly following the expiration or termination of this Agreement, and except as provided in Section 7 or as otherwise expressly agreed by the Company:

     (a) Executive's duties shall cease as of the effective date of termination; provided, however, the Executive shall provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices, provided that such transition period shall not exceed thirty (30) consecutive days after termination nor require more than twenty (20) hours of Executive's time per


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          week.  In the event that the Company shall request Executive to provide transitional assistance after the effective date of termination, Executive shall be paid at any hourly rate based on a 2,080 hour work year and his then current Salary, based upon time sheets submitted by Executive specifying the services performed and the amount of time expended;

     (b) Executive shall deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive's possession or under his control, including without limitation, any and all such keys, credit cards, telephones, automobiles, equipment, supplies, books, records, files, computer equipment, home office equipment purchased by the Company for Executive's use, computer software and other such tangible and intangible property of any description whatsoever. If, following the expiration or termination of the Agreement, Executive shall receive any mail addressed to the Company, Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company; and

     (c) Other than as provided in Section 7, upon a termination of employment Executive's participation in all other benefits or entitlement to participate in Company programs or benefits, if any, shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect; provided, however, that all policies of life insurance, if any, relating solely to Executive shall be assigned to Executive within thirty (30) days following termination, provided that such assignment shall be at no cost or expense to the Company, and provided further that such assignment shall state that it is made subject to the terms and conditions of the policy(ies).

9. Definition of "Permanently Disabled". Executive shall be deemed to be "Permanently Disabled" upon ninety (90) days after the first to occur of either of the following:

     (a) The Company shall receive a written certificate from a physician selected by the Company, and reasonably acceptable to the Executive, stating that, based upon one or more examinations of Executive by such physician made at the Company's request, it is such physician's opinion that for a period of at least six (6) consecutive months from the date of such certification Executive is and will be substantially unable to perform his duties hereunder or that it would seriously impair his physical or mental health to perform such duties; or

     (b) Executive shall be adjudicated as an incompetent or disabled person and a conservator or a guardian shall be appointed for his person or property by a court of competent jurisdiction.

10.  Inventions and Discoveries.



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     (a)  Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with the Company or any of its subsidiaries, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries known to him as a consequence of his employment with the Company (collectively the "Subject Matter").

     (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter, provided however, that Executive shall be compensated in a timely manner at the rate of $100.00 per hour (with a minimum of $500 per day), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after termination of his employment.

11. Confidentiality. The Executive acknowledges that during the period of his employment by the Company, and in his performance of services hereunder, he will be placed in a relationship of trust and confidence regarding the Company and its affairs. In the course of and due to that relationship he will have contact with the Company's customers, suppliers, affiliates, and distributors and their personnel. In the course of the aforesaid relationship, he will have access to and will acquire confidential information relating to the business and operations of the Company, including, without limitation, information relating to processes, plans and methods of operation of the Company. The Executive acknowledges that any such information that is not a trade secret, nonetheless constitutes confidential information as between himself and the Company, that the disclosure thereof (or of any information which he knows relates to confidential, trade, or other secret aspects of the Company's business) would cause substantial loss to the goodwill of the Company, and will continue to be made known to Executive only because of the position of trust and confidence which he will continue to occupy hereunder. In view of the foregoing, and in consideration of the covenants and premises of this Agreement, the Executive agrees that during the term of this Agreement and at all times thereafter, Executive shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or


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     firm, except to or for the Company's benefit as directed by the Company, any of the confidential information which he may have acquired in the course of or as an incident to his employment by the Company, the parties agreeing that such information affects the successful and effective conduct of the business and goodwill of the Company and that any breach of the terms of this Section 11 is a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Section 11 shall preclude Executive from disclosing confidential information pursuant to law or court order or disclosing confidential information which has been made public through the release or disclosure by persons other than Executive.



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12.  Remedies.

     (a) The covenants of Executive set forth in Section 11 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 12 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

     (b) Each of the covenants contained in Section 11 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants. If any of such covenants shall be deemed unenforceable but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

13. Arbitration. Any claims, disputes or controversies arising out of or relating to this Agreement between the parties (other than those arising under Section 12) shall be submitted to arbitration by the parties. The arbitration shall be conducted in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in existence and the following provisions: Either party may serve upon the other party by guaranteed overnight delivery by a nationally recognized express delivery service, a written demand that the dispute, specifying in detail its nature, be submitted to arbitration. Within seven business days after the service of such demand, each of the parties shall appoint an arbitrator and serve written notice by guaranteed overnight delivery by a nationally recognized express delivery service, of such appointment upon the other party. The two arbitrators appointed shall appoint a third arbitrator. The decision of two arbitrators in writing under oath shall be final and binding upon the parties. The arbitrators shall decide who is to pay the expenses of the arbitration. If the two arbitrators appointed fail to agree upon a third arbitrator within ten days after their appointment, then an application may be made by either party, upon notice to the other party, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment shall be binding upon both parties.



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14.  Notices.  Any and all notices necessary or desirable to be served hereunder shall be in  writing  and shall be:

          (a)   personally delivered, or

          (b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

          (c)   For notices sent to the Company:

                         Unimed Pharmaceuticals, Inc.
                         2150 East Lake Cook Road
                         Buffalo Grove, Illinois 60089
                         Attention: Office of the Chairman of the Board

          (d)   For notices sent to Executive:

                         Dr. Ronald L. Goode
                         1051 Melody Road
                         Lake Forest, Illinois 60045

     Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by mail as provided above shall be deemed delivered on the second business day next following the postmark date which it bears.

15. Entire Agreement. This Agreement, along with the Option Plan, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein. This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

16. Severability. The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 12 above, any such invalid or unenforceable provision shall be severed from this Agreement.

17. Waiver. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver or such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.


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18.  Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.



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


19. Benefit and Assignability. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment, except by will or by the laws of dissent and distribution.

20. Payments. Any and all payments made to Executive under this Agreement shall be subject to deduction for any and all applicable federal, state and local payroll and withholding taxes.


                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the day and year first above written.

                                        UNIMED PHARMACEUTICALS, INC.


                                        By:
                                          __________________________________
                                        Its: __________________________________


                                        EXECUTIVE:


                                        _____________________________________
                                        DR. RONALD L. GOODE









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